Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:	The following is available for immediate release:
Branchburg, New Jersey; November 17, 2008

	From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

	Contact:	Martin von Dyck, Executive Vice President
(908) 722-5000

Hydromer, Inc. enters Chinese Market

Hydromer, Inc. (HYDI.OB – OTC BB), announces that it has entered into a Sales Representation Agreement with HnG Medical Incorporated to represent Hydromer medical coatings in the People’s Republic of China.

Under the terms of this relationship, HnG Medical will represent and negotiate medical coating services and royalty/fee based license agreements in China.

“I am delighted with our new relationship which will provide Hydromer with access to one of the fastest growing economies in the world.” commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “What is of significant importance is that HnG Medical will aid Hydromer in the preparation of medical coating agreements to be enforceable under Chinese law and providing protection for Hydromer’s intellectual property.”

In addition to the Urinary catheter and Central Venous Catheter and Cardiovascular Stent businesses, HnG Medical will focus on the application of Hydromer’s proprietary Hydromer® hydrophilic coatings on various Pebax®, Polyamide and Polyurethane cardiovascular, neurovascular and similar microcatheters catheters.

HnG Medical Incorporated is headquartered in Ontario, Canada with offices in the Ningbo Free Trade Zone, China.  The company supplies manufacturing equipments and raw materials to Chinese medical device manufacturers.  Backed by profound knowledge, rich experience in disposable medical devices, HnG is offering consultation services and supplying manufacture equipments to manufacturers. HnG provides most advanced and top quality manufacture equipments and materials.  Please visit our web site at http://www.hngmedical.com ..

Pebax ® is a registered trademark of Arkema.

For additional information please contact: Martin von Dyck, 908-722-5000, Executive Vice President.

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.